Exhibit 99.5
CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ENTRADA NETWORKS, INC.

Entrada Networks, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify as follows:

A.    The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the Delaware General Corporation Law, setting forth an amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as previously amended (the "Certificate"), declaring the amendment to be advisable, and directing that the proposed amendment be considered at the Corporation’s next annual meeting of the stockholders.

B.    The amendment as adopted revises the first paragraph of Article III of the Certificate to increase the number of authorized shares of the Corporation’s Common Stock, par value $.001, from 50,000,000 to 150,000,000, and to read in its entirety as follows:

"This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is One Hundred and Fifty Two Million (152,000,000) shares. The number of shares of Preferred Stock authorized to be issued is Two Million (2,000,000), par value $.001 per share, and the number of shares of Common Stock authorized to be issued is One Hundred and Fifty Million (150,000,000), par value $.001 per share."
C.    The Corporation’s stockholders duly adopted the foregoing amendment in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed effective as of the 27th day of January, 2005.

ENTRADA NETWORKS, INC., a Delaware corporation

/s/ Kanwar J. S. Chadha
Kanwar J.S. Chadha, Ph.D., President and Chief Executive Officer